Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG anticipates strong second quarter results

Company provides earnings guidance of $1.40 to $1.50 per share, excluding unusual items

PITTSBURGH, June 16, 2010 – PPG Industries (NYSE:PPG) today announced that it expects its second quarter earnings, excluding unusual items, to be in the range of $1.40 to $1.50 per share. Adjusted earnings per share were 91 cents per share in the second quarter 2009 and 70 cents per share in the first quarter 2010.

Adjusted second quarter 2010 earnings per share will exclude an anticipated aftertax charge of 1 cent per share to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court approval. Second quarter 2009 and first quarter 2010 earnings per share included charges of 2 cents and 1 cent per share, respectively, for the proposed asbestos settlement. Adjusted first quarter 2010 earnings per share also excluded a charge of 51 cents per share as a result of a change in U.S. tax law that is part of the recently-enacted U.S. Patient Protection and Affordable Care Act.

“We are continuing to experience year-over-year demand improvements in the second quarter consistent with our volume growth in the first quarter of this year,” said Robert J. Dellinger, PPG senior vice president, finance, and chief financial officer. “Volume growth is continuing in the Industrial Coatings, Optical and Specialty Materials, Commodity Chemicals and Glass segments, while Architectural Coatings-EMEA is experiencing mid-single-digit percentage volume declines. Also, our Performance Coatings segment is benefiting from an improved business mix due to stronger results in automotive refinish and aerospace, two of our top performing businesses,” he said.

“On a regional basis,” Dellinger added, “we also expect year-over-year volume trends this quarter to be consistent with the first quarter, with all major regions experiencing volume growth. In the mature regions of North America and Europe, continued sluggishness in the overall construction markets is being more than offset by higher industrial demand. In emerging regions, strong demand in nearly all end-use markets is contributing to continued high growth rates.

“We expect the second quarter earnings of our Commodity Chemicals segment to be up significantly versus the first quarter, due to stronger demand combined with lower energy costs and improving selling prices,” he said. “In addition, the continuing benefits of the leaner cost structure we’ve put in place as a result of our restructuring initiatives are aiding our performance, particularly in our Industrial and Performance Coatings segments.”

PPG anticipates strong second quarter results - 2

Dellinger also said PPG has been deploying its strong cash position and has already repurchased more than 1.5 million shares of stock during the quarter, leaving approximately 4.5 million shares remaining under PPG’s current repurchase authorization. “Our cash balance still remains strong,” he added.

PPG will announce final second quarter 2010 financial results on Thursday, July 15.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

PPG anticipates strong second quarter results - 3

Regulation G Reconciliation – Results From Operations

EPS
Second Quarter - 2010
Net Income (Attributable to PPG) Guidance	$1.39 - $1.49
Net Charge for Asbestos Settlement	0.01 0.01

Adjusted Net Income	$1.40 - $1.50

EPS
First Quarter - 2010
Net Income (Attributable to PPG) as Reported	$0.18
Change in U.S. Tax Law (U.S. Patient Protection and Affordable Care Act)	0.51
Net Charge for Asbestos Settlement	0.01

Adjusted Net Income	$0.70

EPS
Second Quarter - 2009
Net Income (Attributable to PPG) as Reported	$0.89
Net Charge for Asbestos Settlement	0.02

Adjusted Net Income	$0.91

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